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                                                                   EXHIBIT 10.18

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                LICENSE AGREEMENT

         This License Agreement (this "Agreement"), is effective December 30, 2003 (the "Effective Date"), by and between Cold Spring Harbor Laboratory, a not-for-profit research institution located at 1 Bungtown Road, Cold Spring Harbor, New York ("CSHL"), and Alnylam Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 790 Memorial Drive, Cambridge, MA 02139 ("Alnylam").

         WHEREAS, CSHL has certain RNAi-related technologies developed in the laboratory of Dr. Greg Hannon at Cold Spring Harbor Laboratory as taught in the patent applications listed in Schedule A;

         WHEREAS, Alnylam further desires to obtain rights to the aforementioned RNAi-related technologies for the consideration set forth herein; and

         WHEREAS, CSHL is willing to grant to Alnylam a non-exclusive license to research and use know-how and inventions to make, use, import and sell therapeutic products, which in each case may be covered by claims in the patent applications listed in Exhibit A on the terms and conditions set forth below;

         THEREFORE, the parties agree as follows:

1.       DEFINITIONS

         1.1 "Affiliate" shall mean a corporation, company, partnership, joint venture or other entity which directly or indirectly controls, is controlled by or under common control with Alnylam. For the purposes of this
Section 1.1 only, "control" shall mean (A) the direct or indirect ownership or control of fifty percent (50%) or more of (i) the stock (or other securities or voting rights) having the right to vote for directors or other governing authority thereof or (ii) ownership interest or (B) the ability to otherwise control the management thereof or (C) in any country where the local law shall not permit foreign equity participation of fifty percent (50%) or more, then the direct or indirect ownership or control of the maximum percentage of such outstanding stock or voting rights permitted by local law.

         1.2 "Alnylam Confidential Information" or "Confidential Information" of Alnylam shall mean all non-public information disclosed by Alnylam to CSHL. Notwithstanding the foregoing, only the information, which is designated as confidential in writing by Alnylam, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such

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information is disclosed by Alnylam to CSHL shall be considered Alnylam
Confidential Information. Information which is orally, visually or physically disclosed by Alnylam shall constitute Alnylam Confidential Information only if Alnylam indicated at the time of such disclosure that such information was confidential and, within thirty (30) days after such disclosure, delivers to CSHL a written document or documents describing such information and referencing the place and date of such oral, visual or physical disclosure and the names of the persons to whom such disclosure was made.

         1.3 "Commercial Introduction" of Licensed Product(s) means, on a country-by-country and Licensed Product-by-Licensed Product basis, the date of first commercial sale of a Licensed Product by Alnylam or its Affiliates in an arms'-length transaction to an independent third party in such country after obtaining all necessary Regulatory Approvals; provided that such Licensed Product(s) are neither units provided for evaluation purposes nor free units for indigent persons.

         1.4 "Contractor" means a third party corporation, person, or entity under written agreement with Alnylam ("Contract") (i) who, for non-royalty based payment(s), undertakes on the behalf of Alnylam to make, use, and/or import, products or processes embodying or made in accordance with the Licensed Patents (collectively, "Contract Work"), and (ii) which party shall not, after termination of the Contract, receive subsequent CSHL rights to CSHL intellectual property under this Agreement and (iii) from whom Alnylam receives no payments for entering such Contract (iv) and from whom Alnylam receives full ownership and/or exclusive license to all results obtained from the Contract Work.

         1.5 "Control" or "Controlled" means possession of the ability to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

         1.6 "CSHL Confidential Information" or "Confidential Information" of CSHL means (a) non-public documents and information relating to the filing and prosecution of Licensed Patents provided to Alnylam during the term of this Agreement at Alnylam's written request; and (b) CSHL Know-How provided to Alnylam. Notwithstanding the foregoing, only such documents, information, reports, and CSHL Know-How which are designated as confidential in writing by CSHL, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such documents, information or reports are disclosed by CSHL to Alnylam shall be considered CSHL Confidential Information. The information, reports, or CSHL Know-How described above which are orally, visually or physically disclosed by CSHL shall constitute CSHL Confidential Information only if CSHL indicated at the time of such disclosure that such information, reports, or CSHL Know-How were confidential and, within thirty (30) days after such disclosure, delivers to Alnylam a written document or documents describing such information, reports, or CSHL Know-How and referencing the place and date of such oral, visual or physical disclosure and the names of the persons to whom such disclosure was made. No other information disclosed by CSHL to Alnylam hereunder shall be considered Confidential Information of CSHL, unless the parties specifically and expressly agree otherwise in a separate writing signed by the authorized representatives of both parties.

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         1.7      "CSHL Know-How" means all non-public information, and all
non-public materials, ideas, and technical information, developed by or for the Principal Investigator and owned or Controlled by CSHL and necessary to practice the Licensed Patents. CSHL Know-How shall not include anything that is generally ascertainable from publicly available information or that was, as evidenced by Alnylam's written record, (i) known to Alnylam prior to disclosure to Alnylam by CSHL, as evidenced by Alnylam's written record or, (ii) which Alnylam develops independently or obtains not in violation of any obligation of confidentiality owed to CSHL.

         1.8 "FDA" shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

         1.9 "FDA Approval" means the act of the FDA necessary for the marketing and sale of a Product in the United States.

         1.10 "Field of Use" means all therapeutic uses in humans, including without limitation the diagnosis, prevention and treatment of diseases or conditions and all other healthcare applications. Field of Use shall not include research reagent sales.

         1.11 "Gross Sales" of a Licensed Product means, on a Licensed Product-by Licensed Product basis, for purposes of the calculation of royalties, the gross amount invoiced for independent arm's length sales of a Licensed Product by Alnylam or its third party sublicensees to independent third parties, on a worldwide basis. If a product is sold for use in a single vial or other single dispensation vehicle in combination with other active ingredient(s), notwithstanding the foregoing, "Gross Sales" shall mean Adjusted Gross Sales. "Adjusted Gross Sales" shall mean the gross invoiced sales price from such sales multiplied by the fraction B/(A+B), where A is the gross invoiced sales price for the amount of the other active ingredient(s) used in the combination when distributed separately and B is the gross invoiced sales price for the amount of the Licensed Product used in the combination when distributed separately.

         1.12 "Licensed Patents" means the U.S. Patent Applications listed in Schedule A and any divisions, continuations, reissues, reexamines, extensions and continuations-in-part applications thereof and any patents issuing thereto; and any and all foreign patents, foreign applications, extensions and supplemental protection certificates or patent applications corresponding thereto having the Principal Investigator as an inventor and claiming the same priority date as a parent application.

         1.13 "Licensed Product" means any product, including but not limited to any lyophilized liquid, sustained release or aerosolized formulation or other formulation, or process for which Alnylam, or its Affiliate has received FDA Approval and/or Regulatory Approval, which is made through the use of CSHL Know-How or falls within the scope of a Valid Claim of a Licensed Patent.

         1.14 "Net Sales" of a Licensed Product, means the Gross Sales of such Licensed Product less applicable Sales Returns and Allowances for such Licensed Product, on a worldwide basis. Bona fide sample units, free units for indigent persons, and pre-clinical,

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clinical (including any placebo materials), or market-focused trial units of
Licensed Product will not be included in any calculations of Net Sales.

         1.15 "Regulatory Approval" means the approval, license, registration or other authorization of the relevant Regulatory Authority received by Alnylam or its Affiliates necessary for the commercial sale of a Licensed Product.

         1.16 "Regulatory Authority" means any regulatory authority, comparable to the FDA, which is responsible for the approval and regulation of a Licensed Product within a country, or if applicable a centralized regulatory authority with jurisdiction over multiple countries, and any successor regulatory authority or authorities. The term "Regulatory Authority" includes, but is not limited to, the FDA.

         1.17 "Sales Returns and Allowances" means, for purposes of the calculation of royalties due for Licensed Products, the sum of (a) and (b), where: (a) is a provision, determined by Alnylam under U.S. GAAP or IAS as applicable for sales of such products for (i) [**] on such products (including but not limited to [**]), other than [**] at the time of invoicing and which are included in the determination of Gross Sales, (ii) [**], such previously sold products or for [**] (including [**]), (iii) [**] (including any [**] charge other than an income tax) levied on or measured by [**] for such products, as adjusted for [**], (iv) charges for [**] such products, to the extent included in Gross Sales, (v) [**] given or made for [**], and (vi) other [**] for such products; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by Alnylam and/or its Affiliates for items
(i), (ii), (iii), (iv), (v), and (vi) in clause (a).

         1.18 "Valid Claim" means an issued claim of an unexpired patent or a claim of a pending patent, which shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

2.       GRANT OF LICENSE

         2.1 License Grant to Alnylam. CSHL hereby grants to Alnylam and its Affiliates a worldwide, non-exclusive license, under CSHL Know-How and Licensed Patents (i) for all internal research and development purposes, including without limitation, the right to make, use and import CSHL Know How and inventions claimed in the Licensed Patents and (ii) to develop, make, use, market, sell, offer for sale, export and import, in the Field of Use, Licensed Products, including without limitation those covered by Valid Claims in the Licensed Patents.

         2.2 Government Rights. The licenses granted in Sections 2.1 is subject to the rights of the United States Government as set forth in 35 U.S.C.
Section 200 et seq. If there is any conflict between any rights and the rights granted herein, such Government rights shall prevail.

         2.3 Sublicenses to Contractors. Alnylam may grant sublicenses to Contractors to the extent necessary for such Contractor to perform its obligations with respect to Contract Work only, provided however, that all rights under Section 2.1 herein sublicensed to Contractors terminate concurrent with termination of the corresponding Contract. The sublicenses granted by Alnylam under this Agreement shall be subject to such third party sublicensees entering into written agreement with Alnylam that are no less protective of CSHL's rights than the terms of

                                      -4-
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this Agreement. All sublicenses granted under this Section 2.3 will have appended to them and separately signed the terms in Schedule B. In no event shall Alnylam sublicensees have the right to any grant further sublicenses to CSHL rights licensed under this Agreement without the prior written consent of CSHL. At CSHL's request, Alnylam shall provide to CSHL notice that Alnylam has granted each such sublicense. All of such information provided by Alnylam to CSHL shall be deemed to be Alnylam Confidential Information

         2.4 Right to Negotiate for Licenses to Third Party Collaborators. The parties acknowledge that Alnylam has or may enter into collaborations with third parties ("Collaborator(s)") in various areas. Upon Alnylam's written documented request, CSHL agrees, to the extent that it is legally able, to promptly enter into negotiations in good faith with one or more such existing or potential Collaborators, not to exceed [**] Collaborators, for a license under Licensed Patents. Notwithstanding anything to the contrary in this Section 2.4, if for any reason whatsoever or for no reason, CSHL and such Collaborator do not conclude negotiations for such license within a period of [**] immediately following Alnylam's request to begin negotiations for such license, CSHL shall have no further obligations to Alnylam or such Collaborator with regard to any such license.

3.       PAYMENTS

         3.1 Upfront License Fee. As partial consideration for the license granted in this Agreement, Alnylam shall pay CSHL a one-time non-refundable upfront license fee of [**] U.S. Dollars ($[**] USD). Such fee shall be due within thirty (30) days of the full execution of this Agreement. The upfront license fee will not be creditable against any milestone or royalty due under this Agreement.

         3.2 License Maintenance Fee. Alnylam shall pay CSHL an annual license maintenance fee of [**] U.S. Dollars ($[**] USD) due within thirty (30) days of the first anniversary of the Effective Date of the Agreement and within thirty (30) days of each anniversary thereafter.

         3.3 Milestone Payments. Alnylam shall pay CSHL a milestone payment of [**]U.S. Dollars ($[**] USD) upon FDA Approval for Commercial Introduction of the first Licensed Product that would infringe a Valid Claim of a Licensed Patent in the United States in the absence of the license granted in this Agreement;

         3.4 Earned Royalties. Alnylam shall pay CSHL a [**] Percent ([**]%) royalty on Net Sales of Licensed Products for which the development, making, use, marketing, selling, offering for sale, exporting or importing would infringe a Valid Claim under Licensed Patents in the absence of the license granted in this Agreement. Such royalty shall be payable on a Licensed Product-by-Licensed Product, and country-by-country basis beginning with the Commercial Introduction of a Licensed Product in a country and ending upon the expiration date of the last to expire in such country of the Licensed Patents referenced in the first sentence of this Section 3.4.

         3.5      Royalty Payment Terms.

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                  (a)      The obligation to pay royalties under Section 3.4 of
this Agreement shall be imposed only once with respect to the same unit of Licensed Product, regardless of the number of patents within Licensed Patents pertaining thereto. Net Sales referred to in Section 3.4 of this Agreement will be calculated on a calendar quarter basis. In the event that Alnylam, or its Affiliates makes any adjustments to Sales Returns and Allowances after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported by Alnlyam and reconciled with the next report and payment of any royalties due. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the date shipment of such Licensed Product is recognizable as revenue by Alnylam under U.S. GAAP. After the date of Commercial Introduction of each Licensed Product, all royalty payments for such Licensed Product shall be made within sixty (60) days after the end of each calendar quarter in which such sales were deemed to occur. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent required). All payments hereunder due to CSHL shall be made in U.S. Dollars by bank wire transfer to: JPMorgan Chase Bank, 350 Main Street Huntington, NY 11743 (Federal ABA#: 021-000-021, Account #: [**]). Notwithstanding the foregoing, CSHL may modify such bank wire transfer information upon providing prior written notice to Alnylam.

                  (b) For the purpose of calculating royalty payments to CSHL, Net Sales in each country shall be first determined in the currency of the country in which they are earned and shall be converted quarterly into an amount in U.S. Dollars at the closing of the average of the bid and ask prices reported by Reuters Ltd. (or, if not available, the Wall Street Journal, East Coast Edition) on the last business day in such quarter for which such payment is due. If by law, regulations or fiscal policy of a particular country, remittance of royalties in U.S. Dollars is restricted or forbidden, written notice thereof will promptly be given to CSHL, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of CSHL in a recognized banking institution in such country selected by Alnylam and reasonably acceptable to CSHL. When, in any country, the law or regulations prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Alnylam would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted to the extent allowable. In the event that CSHL cannot arrange to have the blocked currency transferred out of the foreign country within (12) months after deposit, CSHL may notify Alnylam in writing of such event and return such blocked deposited currency to Alnylam in such country, and Alnylam shall cause such royalties to be paid to CSHL in United States Dollars to the bank account listed in Section 3.5 (a) at the exchange rate quoted by Reuters, LTD. on the day the blocked currency was deposited in the bank designated by CSHL within thirty (30) days of such notification and return.

                  (c) Taxes. CSHL will be responsible for any and all taxes levied on account of amounts received under this Agreement. If Alnylam or its Affiliates are required by law, rule or regulation to withhold taxes from the types of payment due CSHL hereunder, the parties shall (a) deduct those taxes from the amount otherwise remittable to CSHL hereunder, (b) pay such taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of payment to CSHL within fifteen (15) business days following that payment.

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                  (d)      Records and Bookkeeping. Alnylam and its Affiliates
shall keep books and records accurately showing all Licensed Products that Alnylam and its Affiliates manufactured, used, and/or sold. Such books and records must be preserved for at least three (3) years from the date of the royalty payment to which they pertain and shall be open to inspection by an independent public accountant selected by CSHL and reasonably acceptable to Alnylam and its Affiliates during normal business hours, upon at least ten (10) business days' prior notice and not more than once in each calendar year. The parties agree that all information subject to review under this Section 3.5.1
(d) is Confidential Information of Alnylam and its Affiliates and that CSHL shall cause the independent public accountant to execute a confidentiality agreement reasonably acceptable to Alnylam and its Affiliates with respect to the confidentiality and nonuse of such information; provided that the public accountant performing the audit pursuant to this Section 3.5.1 may disclose to CSHL the amount of any overpayment or underpayment.

The fees and expenses of CSHL's independent public accountant performing an examination shall be borne by CSHL. However, if an error in royalties of more than seven percent (7%) of the total royalties due for any year is discovered, then the fees and expenses of the independent public accountant shall be borne by Alnylam.

                  (e) Interest. All amounts that are not paid by Alnylarn or its Affiliates when due under the Agreement will accrue interest at a rate of the annual prime rate of interest as published in the Federal Reserve Bulletin
H. 15 or successor bulletin thereto, plus an additional 1%.

4.       PATENT PROSECUTION

CSHL shall be solely responsible, at its sole discretion and expense, for the prosecution, defense, and maintenance of Licensed Patents, and for enforcing Licensed Patents against actual or suspected third party infringers. CSHL will provide reasonable advance notice to Alnylam of any decision to abandon or discontinue the prosecution of Licensed Patents in any country.

5. REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION, DISCLAIMERS AND LIMITATION OF LIABILITY

         5.1 By Alnylam. Alnylam represents and warrants to CSHL that Alnylam has all necessary corporate power and authority to enter into and perform its obligations under this Agreement without the consent or approval of any other person or entity.

         5.2 Alnylam agrees to indemnify, hold harmless and defend CSHL, its officers, directors, employees and agents, from and against any and all claims, suits, losses, damages, costs, fees and expenses (collectively, "Claims") resulting from or arising out of the development, manufacture, storage, sale or other distribution or any other use of Licensed Patents or Licensed Products by Alnylam, its Affiliates, agents and representatives or use by end users and other third parties of Licensed Products.

         5.3 In all cases where CSHL seeks indemnification from Alnylam under this Section 5, CSHL will promptly notify Alnylam of receipt of any claim or lawsuit covered by such indemnification obligation and will cooperate fully with Alnylam in connection with the investigation and defense of such claim or lawsuit. Alnylam will have the right to control the

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defense, with counsel of its choice, provided that CSHL will have the right to be represented by advisory counsel at its own expense. Neither party will settle or dispose of the matter in any matter that could negatively and materially affect the rights or liability of the other party without the prior written consent of such party, which will not be unreasonably withheld or delayed.

         5.4 Commencing not later than the date of Commercial Introduction of a Licensed Product, Alnylam shall obtain and carry in full force and effect product liability insurance against any claims, judgments, liabilities and expenses for which it is obligated to indemnify the CSHL under Section 5.2 above, in such amounts as is reasonable at the time for similarly situated companies engaged in similar business marketing similar products.

         5.5 By CSHL. CSHL represents and warrants that it has all necessary power and authority to enter into and perform its obligations under this Agreement without the consent or approval of any other person or entity, including with respect to any pre-existing contractual relationships relating to the subject matter hereof. CSHL further represents and warrants that to the knowledge of the CSHL Office of Technology Transfer and Principal Investigator, as of the Effective Date of this Agreement, CSHL is not party to an agreement or named in any judgment or judicial or administrative order that reduces the rights granted to Alnylam in Article 2 to the Licensed Patents.

         5.6 THIS LICENSE IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. CSHL MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. CSHL DOES NOT MAKE, AND ALNYLAM AND ITS AFFILIATES HEREBY WAIVES, ALL OTHER WARRANTIES EXPRESS OR IMPLIED.

IN NO EVENT WILL CSHL BE LIABLE TO ALNYLAM OR ITS AFFILIATES FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE LICENSED PRODUCTS.

         5.7      Nothing in this Agreement should be construed as:

                  (a) A warranty or representation by CSHL as to the validity or scope of any Licensed Patents;

                  (b) A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

                  (c) A requirement that CSHL shall file any patent application, secure any patent, or maintain any patent, including without limitation any Licensed Patents, in force.

6.       CONFIDENTIAL INFORMATION

         6.1 Non-Disclosure and Non-Use. The parties also agree that disclosure of CSHL Confidential Information and/or Alnylam Confidential Information to third parties could destroy

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the value of such information and each hereby agrees, with respect to the
Confidential Information of the other party, (i) not to use any such Confidential Information except as expressly permitted hereunder or as authorized in writing by the disclosing party; (ii) to safeguard such Confidential Information against disclosure to others with the same degree of care as it exercises with its own confidential information but in no event less than a reasonable degree of care; (iii) to mark any duplication or reproduction, in whole or in part, of such Confidential Information with a proprietary notice stating that same is the Confidential Information of the other party; and (iv) not to disclose such Confidential Information to others without the permission of the other party, all such obligations to continue until the later of (a) five years from the date of the disclosure of the corresponding Confidential Information or (b) one year from the effective date of termination of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the obligations under this Agreement shall not apply with respect to any information that the receiving party can demonstrate (a) is, as of the date of disclosure or development hereunder, known to the receiving party as evidenced by written records; (b) is, as of the date of disclosure or development hereunder, or becomes in the future, publicly available other than by act or omission of the receiving party; (c) is rightfully obtained by the receiving party from a third party without any binder of secrecy, or (d) has been independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as demonstrated by such receiving party's independent written records contemporaneous with such development. Notwithstanding any provisions of this Agreement to the contrary, the receiving party may disclose Confidential Information of the disclosing party to the extent and to the persons or entities required under applicable governmental law, rule, regulation or order, including without limitation if required by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, provided that such receiving party (i) first gives prompt notice of such disclosure requirement to the disclosing party so as to enable the disclosing party to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates, at the disclosing party's request and expense in any such efforts. In addition, the parties and their respective duly designated employees, agents or representatives or other agents may disclose to any and all such persons, without limitation, the United States federal tax treatment and tax structure of the transaction(s) covered by this Agreement and all materials of any kind that are provided to the parties relating to such tax treatment and tax structure.

         6.2 Subject to Section 6.1 and with a further exception for disclosures to bona fide potential investors, lenders and acquirors/acquirees and to a party's consultants and advisors under a written obligation of confidentiality, neither party will disclose the specific terms of this Agreement to a third party. For clarity, Alnylam shall first disclose the existence of this Agreement, but only after providing CSHL the material language of such disclosure and an opportunity to comment at least one week prior to such disclosure.

         6.3 No Implied Right. Unless expressly stated herein, the furnishing of Confidential Information hereunder does not constitute any grant, option, license or transfer of any right to, in, or under any patent or any other intellectual property rights now or hereinafter held by the disclosing party.

7.       TERM AND TERMINATION

         7.1 Term. Unless sooner terminated in a manner herein provided, this Agreement shall expire upon the expiration of the last-to-expire patent within the Licensed Patents. Upon expiration of this Agreement, Alnylam shall have fully paid up, royalty-free, worldwide, perpetual, irrevocable, nonexclusive licenses under Section 2.

         7.2 Termination By Alnylam. Alnylam may terminate this Agreement with or without cause upon thirty (30) days advance written notification to CSHL.

         7.3      Termination By A Party For Breach.

                  (a) In the event one party materially breaches this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, only in the event no Dispute Regarding Breach (as defined below) exists, by giving the party who committed such material breach sixty (60) days notice in writing, particularly specifying the breach and the intent to terminate, unless the notified party within such sixty (60) day period shall have rectified such breach. For clarity, the other party may not terminate this Agreement if the notified party has rectified such breach within such sixty (60) day period.

                  (b) In the event of a good faith dispute between the parties as to whether a party ("Defaulting Party") has materially breached this Agreement (a "Dispute Regarding Breach"), the parties shall submit the Dispute Regarding Breach under the dispute resolution procedures set forth in Section
8.11. If the parties submit the Dispute Regarding Breach to an arbitration panel as set forth in Section 8.11(b) and the decision of such arbitration panel is that the Defaulting Party is in material breach of this Agreement (an "Adverse Judgment"), then such arbitration panel shall specify the manner in which such breach could be cured. If the decision of the arbitration panel is an Adverse Judgment, then Defaulting Party shall have thirty (30) days to substantially cure such breach in accordance with the arbitration panel's decision. If Defaulting Party fails to substantially cure such breach within such thirty (30) day period or as otherwise agreed, only then shall the other party have the right to terminate this Agreement under this Section 7.3.

                  (c) Upon termination of this Agreement for a material breach of this Agreement by CSHL under Section 7.3(a) or 7.3(b), Alnylam shall have a perpetual, irrevocable, worldwide, nonexclusive license under Article 2.

         7.4 Termination by CSHL For Bankruptcy. To the extent permitted by law, if (a) Alnylam shall become insolvent or shall suspend business without a successor or shall file a voluntary petition or answer admitting the jurisdiction of the court and the material allegations thereof or shall consent to an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, and such proceedings are not dismissed within one-hundred and twenty (120) days of filing and (b) no Affiliate shall undertake to assume its obligations under the provisions of this Agreement within ninety (90) days from the date on which Alnylam becomes so disabled, then, to the extent permitted by law, CSHL may thereafter immediately terminate this Agreement by giving written notice of termination to Alnylam. This Agreement and all of each party's right, obligations, and licenses hereunder shall terminate upon receipt of such notice, except with respect to all accrued and unpaid initial license fees, annual license fee(s) and/or Library construction, license fees, and royalties on Licensed Products under
Section 4 herein, if applicable, incurred prior to the date of termination and except as provided in Section 8.5 herein. Alnylam shall notify CSHL in writing within forty-five (45) days after the filing of any petition, answer, consent, assignment, application or other document evidencing the conditions set forth in subsection (a) of this Section 7.4.

         7.5 Survival. Upon any termination or expiration, all of each party's rights and obligations hereunder shall terminate, except as expressly set forth herein and except that the following provisions of this Agreement granted pursuant to this Agreement shall survive and remain in full force and effect for as long as necessary to permit their full discharge: Sections 4 through 9. Alnylam's obligations to provide royalty payments and reports of Net Sales of Licensed Products shall remain in effect until the end of the calendar quarter of such termination date, and its obligation to preserve books and records and to make them available for inspection as provided in Section 3.5.1
(d) shall continue as provided in Section 3.5.1 (d).

8.       MISCELLANEOUS PROVISIONS

         8.1 Notices. All notices and communications provided for hereunder shall be in writing and shall be deemed to be properly delivered and effective
(a) on the date of delivery if delivered by hand, by telefacsimile, or by overnight courier, or (b) three days after mailing if mailed by first-class mail, postage paid, to the respective addresses given below, or to such other address as either party shall designate in writing to the other:

If to CSHL:                                  With a copy to:
John Maroney                                 [**]
Director, Office of Technology Transfer
Cold Spring Harbor Laboratory
Box 100
1 Bungtown Road
Cold Spring Harbor, NY 11724

If to Alnylam:                               With a copy to:
Alnylam Pharmaceuticals, Inc.                The Helix Law Group, P.C.
790 Memorial Drive                           One Broadway, 14th Floor
Cambridge, MA 02139                          Cambridge MA 02142
Attention: Chief Operating Officer           Attention: James R. McGarrah, Esq.

         8.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any conflict of laws provisions thereof.

         8.3 Independent Contractors. Nothing contained herein shall be interpreted as creating any relationship between the parties hereto except as specifically set forth herein and it is understood and agreed that the parties hereto are and shall remain independent contractors, that neither party hereto shall be considered the agent, partner, or joint venturer of the other for any purpose and that neither party shall be responsible for or have any liability for the acts, actions, or failures to act of the other party. Nothing in this Agreement or the performance of the parties under this Agreement shall constitute (or be deemed to constitute in law or in equity) a partnership, agency, distributorship, fiduciary, employment or joint venture relationship between the parties. The parties are not affiliated and neither has any right or authority to bind the other in any way.

         8.4 Severability. The invalidity of any provision or part of this Agreement shall not affect the validity of this Agreement in its entirety nor any provision or part thereof. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         8.5 Waiver. No delay or failure of either party hereto in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof or the exercise of any other right, power, or remedy.

         8.6 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         8.7 Entire Understanding. This Agreement and any attachments hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom. No modifications, extensions or waiver of any provisions hereof or release of any right hereunder shall be valid, unless the same is in writing and is consented to by both parties hereto.

         8.8 No Assignments. Neither this Agreement nor any of the rights, options or licenses granted to Alnylam hereunder shall be assignable to any third party without the prior written consent of CSHL; provided that Alnylam may without CSHL's consent assign this Agreement and delegate its obligations to any acquiror of all or of substantially all of Alnylam's assets or business or equity securities that relate to the licenses and rights granted herein.

         8.9 No Use of Names. No right, express or implied, is granted by this Agreement to use in any manner the names "Cold Spring Harbor Laboratory", "CSHL" or "Alnylam" or any other trade name or trademark of CSHL or Alnylam without the prior written consent of the other party. Subject to Section 6, neither party shall make any public announcement, press release, or other public disclosure, advertisement or promotion concerning this Agreement or the subject matter hereof without the prior written consent of the other party.

         8.10 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be original but all of which together shall constitute one and the same Agreement.

         8.11     Dispute Resolution.

                  (a) Internal Resolution. Any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the interpretation, enforceability, performance, breach, termination or validity thereof, including disputes relating to- alleged breach or termination of this Agreement, but excluding any determination as to the infringement, validity or claim interpretation of the Licensed Patents ("Dispute") shall be first referred to designated senior representatives of each party for resolution prior to proceeding under the following provisions in this Section 8.11. Such dispute shall be referred to such representatives within fifteen (15) business days of one party providing the other with written notice that such dispute exists, and such representatives shall meet to attempt to resolve such dispute through good faith discussions within fifteen (15) business days thereafter.

                  (b) Arbitration. The parties agree that any Dispute not resolved internally by the parties within thirty (30) days after meeting pursuant to Section 8.11 (a) above, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), except as modified in this Agreement. The arbitration tribunal shall consist of three neutral arbitrators. Each party shall nominate in the request for arbitration and the answer thereto one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration tribunal. The parties shall have no ex-party communication with their proposed arbitrator. If one party fails to nominate its arbitrator or, if the parties' arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the President of the American Arbitration Association shall make the necessary appointments for arbitrator or chairman. The arbitration shall be conducted in accordance with AAA's Commercial Dispute Resolution Procedures. The place of arbitration shall be New Haven, Connecticut and the arbitration proceedings shall be held in English. The procedural law of the State of New York shall apply where the said Arbitration Rules are silent. The decision of the arbitration tribunal must be in writing and must specify the basis on which the decision was made, and the award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement.

[SIGNATURE PAGE FOLLOWS]

         IN WITNESS HEREOF, the parties hereto have executed this Agreement as-of the date and year first above written.

                                 ALNYLAM PHARMACEUTICALS, INC.

                                 By: /s/John Maraganore
                                     -------------------------------------------

                                 Title: President and CEO

                                 Date: December 30, 2003

                                 COLD SPRING HARBOR LABORATORY

                                 By: /s/ John Maroney
                                     -------------------------------------------

                                 Title: Director, Office of Technology Transfer

                                 Date: 12/31/2003

SCHEDULE A
CSHL Patents

Serial No.     Type      Title   Date Filed     Status
------------------------------------------------------
 [**]          [**]      [**]      [**]          [**]
 [**]          [**]      [**]      [**]          [**]
 [**]          [**]      [**]      [**]          [**]
 [**]          [**]      [**]      [**]          [**]

Schedule B

The sublicense for rights to make or use products or processes under the CSHL Licensed Patents conveys to the end user the limited, non-exclusive, non-transferable license under these patent rights to perform the processes in those patent applications for performance of contract work on behalf of Alnylam, only. No other license is granted to the end user whether expressly, by implication, by estoppel or otherwise. In particular, the right to make or use products or processes under the CSHL Licensed Patents does not include nor carry any right or license to sell or offer for sale products, formulations, or methods claimed in Cold Spring Harbor Laboratory patents or patent applications and no rights are conveyed to the end user to use the product or components of the product for any other purposes, including without limitation, provision of services to a third party, or selling of commercial databases.

In the event that a not-for-profit entity desires or intends to receive rights to make or use products or processes under the CSHL Licensed Patents on the behalf of Alnylam, such not-for-profit entity must contact CSHL to negotiate the appropriate interinstitutional agreement.

THE CSHL LICENSED PATENT RIGHTS ARE MADE AVAILABLE PURSUANT TO A LICENSE FROM CSHL, AND CSHL RESERVES ALL OTHER RIGHTS UNDER THESE PATENT RIGHTS. FOR INFORMATION ON PURCHASING A LICENSE TO THE PATENT RIGHTS FOR USES OTHER THAN IN CONJUNCTION WITH THIS PRODUCT OR TO USE THIS PRODUCT FOR PURPOSES OTHER THAN CONTRACT WORK ON BEHALF OF ALNYLAM, PLEASE CONTACT THE CSHL OFFICE OF TECHNOLOGY TRANSFER AT 516-367-8312.